Exhibit 10.4.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This amendment (this “Amendment”) is entered into as of this 31st day of December, 2008, by and between Atlas Air, Inc., a Delaware corporation (“Atlas”), and William J. Flynn (the “Employee”).
     WHEREAS, the parties hereto previously entered into an employment agreement dated as of April 21, 2006 (the “Employment Agreement”); and
     WHEREAS, in order to, among other things, comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the parties hereto wish to amend the Employment Agreement in accordance with the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. A new sentence is added to the end of Section 1.3 of the Employment Agreement to read as follows:
“Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity or other impairment, the Employee incurs an earlier “separation from service” within the meaning of Section 409A, the Employee shall on such date automatically be terminated from employment with Atlas, and the Employment Period will terminate, as a result of Permanent Disability.”
     2. Section 1.4 of the Employment Agreement is amended in its entirety to read as follows:
     “1.4 “Change of Control” means the acquisition by any person, entity, or “group” (within the meaning of Final Treasury Regulation § 1.409A-3(i)(5)(v)(B), excluding for this purpose any employee benefit plan of Atlas or its affiliates) of beneficial ownership (applying the attribution rules set forth in Final Treasury Regulation § 1.409 A-3(i)(5)(iii)) of greater than fifty percent (50%) of the total voting power of the outstanding voting securities of either Atlas or of Atlas Air Worldwide Holdings, Inc. (“Holdings”) entitled to vote generally in the election of directors.”

     3. The penultimate sentence of Section 3.2 of the Employment Agreement is amended in its entirety to read as follows:
“Any bonus paid under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable year, but in no event later than March 15 of the year following the applicable year.”
     4. Section 4.2(a) of the Employment Agreement is amended in its entirety to read as follows:
     “(a) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to the Employee’s execution of a release upon terms and conditions consistent with this Agreement and acceptable to Atlas and Employee, which release must be presented to Employee upon or promptly after termination of the Employment Period, fully executed and become effective before the six-month anniversary of the date on which the Employment Period terminates, then the Employee shall be entitled to receive:
(i)	an amount equal to one and one-half times the Employee’s then-current Annual Base Salary, with one-third of such amount payable in a lump-sum on the first day of the seventh month following the date on which the Employment Period terminates (the “Lump-Sum Payment Date”), and with the remaining two-thirds of such amount payable in accordance with Atlas’ normal pay schedule beginning on the day after the Lump-Sum Payment Date and continuing through the first anniversary of the Lump-Sum Payment Date; and

(ii)	continued coverage for a period of twelve months immediately following the date on which the Employment Period terminates under the health (medical, dental, and vision) and life insurance programs of Atlas (or, if continued coverage under such Atlas programs is not available or practicable, then receive coverage under substantially similar individual health and life insurance policies for such twelve-month period); provided that such coverage will cease immediately in the event the Employee obtains comparable coverage in connection with subsequent employment.
The above benefits are in addition to the Employee’s right to receive accrued but unused vacation pay through the employment termination date, and all other benefits in which the Employee is vested pursuant to other plans and programs of Atlas at the time of the employment termination date.”
     5. Section 4.2(b) of the Employment Agreement is amended in its entirety to read as follows:
     “(b) Upon the death or Permanent Disability of the Employee during the Employment Period, the Employment Period shall terminate and the Employee’s Base Annual Salary that is accrued for the then-current pay period but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or the Employee’s personal representative, as applicable. In addition, upon the Permanent Disability of the Employee, the Employee shall be entitled to the compensation and benefit coverage set forth in Section 4.2(a) above. Further, upon the death of the Employee, the Employee’s spouse shall be entitled to the compensation set forth in Section 4.2(a) above, and the Employee’s spouse and covered dependents shall be entitled to the benefit coverage set forth in Section 4.2(a) above, except that that the payments under Section 4.2(a)(i) shall instead be made in a lump sum within ten (10) days immediately following the Employee’s date of death.”
     6. Section 4.2(d) of the Employment Agreement is amended in its entirety to read as follows:
     “(d) (i) If, within the twelve-month period immediately following a Change of Control, the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, and subject to the Employee’s execution of a release upon terms and conditions consistent with this Agreement and acceptable to Atlas and Employee, which release must be presented to Employee upon or promptly after termination of the Employment Period, fully executed and become effective before the six-month anniversary of the date on which the Employment Period terminates, then the Employee shall be entitled to (and not in addition to) the compensation and benefit coverage set forth in Section 4.2(a) above, except that the amount of the payments under Section 4.2(a)(i) above shall be equal to two times the Employee’s then-current Annual Base Salary, with one-fourth of such amount payable in a lump sum on the Lump-Sum Payment Date, and with the remaining three-fourths of such amount payable in accordance with Atlas’ normal pay schedule beginning on the day after the Lump-Sum Payment Date and continuing through the 18-month anniversary of the Lump-Sum Payment Date.
     (ii) If, within the six-month period immediately following a termination of the Employment Period by Atlas for reasons other than Cause or by the Employee for Good Reason, a Change of Control occurs, then, in addition to the payments set forth in Section 4.2(a)(i) above, the Employee shall receive payments in an amount equal to one-half of the Employee’s then-current Annual Base Salary, payable in accordance with Atlas’ normal pay schedule beginning on the day after the first anniversary of the Lump-Sum Payment Date and continuing for the six-month period immediately thereafter.”
     7. The third sentence of Section 4.2(e)(iii) of the Employment Agreement is deleted in its entirety.
     8. Section 4.2(e)(iv) of the Employment Agreement is amended in its entirety to read as follows:
     “(iv) If a reduction is made pursuant to subparagraph (i), such reduction will be made, first, to any post-employment payments being made to the Employee under Sections 4.2(a), 4.2(b), or 4.2(d) above in accordance with Atlas’ normal pay schedule, with such reduction being made in reverse order (i.e., the latest payments are reduced first), and second, if further reductions are still required, to any post-employment payment being made to the Employee under such Sections on the Lump-Sum Payment Date, and third, if further reductions are still required, to any post-employment benefit coverage being provided to the Employee under such Sections.”
     9. A new Section 4.2(f) is added to the Employment Agreement to read as follows:
     “(f) Notwithstanding any other provision of this Agreement to the contrary, because the Employee is a “specified employee” (as that term is defined in Section 409A), to the extent that any payment or benefit under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in

Section 409A) upon or as a result of a “separation from service” (as defined in Section 409A) and which is not exempt from Section 409A, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Employee during the six-month period immediately following his “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to the Employee during that six-month period, but were not because of this provision, will be paid or provided to the Employee, with any cash payment delayed during such six-month period to be made to the Employee in a single lump sum.”
     10. Continued Validity of the Employment Agreement. Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Employee’s continued employment with Atlas. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.
     11. Amendment Effective Date. This Amendment will become binding and effective on December 31, 2008.
     12. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of law.
     13. Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to your Employment Agreement dated April 21, 2006, on the day and year first written above, to be effective as of December 31, 2008.

ATLAS AIR, INC.		WILLIAM J. FLYNN

By:	/s/ Adam R. Kokas	/s/ William J. Flynn
Name: Adam R. Kokas
Title: Senior Vice President,
General Counsel, Chief Human
Resources Officer & Secretary